Exhibit 99.2

Ark Global Acquisition Corp. Announces Closing of Upsized $345,000,000 Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

February 9, 2021

NASHVILLE—Ark Global Acquisition Corp. (NASDAQ:ARKIU) (the “Company”) announced the closing today of its upsized initial public offering (“IPO”) of 34,500,000 units, including 4,500,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option, at a price to the public of $10.00 per unit. The units began trading on The NASDAQ Capital Market (“NASDAQ”) under the symbol “ARKIU” on February 5, 2021. Each unit issued in the IPO consists of one share of Class A common stock and one-fourth of one warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on NASDAQ under the symbols “ARKI” and “ARKIW,” respectively.

Jefferies LLC acted as the sole book-running manager for the IPO.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ark Global Acquisition Corp.

Ark Global Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Ark Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ark Global Acquisition Corp.

4325 Hillsboro Pike, Suite 300

Nashville, TN 37215

Attn:

Bill Roberts, Media Relations

bill@arkglobal.com

(872) 215-1672